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                                                                 EXHIBIT 99.33

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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                                             :
SARAH WOLHENDLER,                            :
                                             :
                       Plaintiff,            :
                                             :
          - against -                        :
                                             :         C.A. No. 18269NC
CLAUDE BEBEAR, JOHN S. CHALSTY, FRANCIOSE    :
COLLOC'H, HENRI DE CASTRIES, CLAUS MICHAEL   :
DILL, JOSEPH L. DIONNE, JEAN-RENE FOURTOU,   :
DONALD J. GREENE, ANTHONY J. HAMILTON, JOHN  :
T. HARTLEY, JOHN H.F. HASKELL, JR., MICHAEL  :
HEGARTY, NINA HENDERSON, W. EDWIN JARMAIN,   :
EDWARD D. MILLER, DIDIER PINEAU-VALENCIENNE, :
GEORGE J. SELLA, JR., PETER J. TOBIN, DAVE H.:
WILLIAMS, AXA FINANCIAL, INC. and AXA GROUP, :
                                             :
                       Defendants.           :
                                             :
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                             CLASS ACTION COMPLAINT

      Plaintiff alleges upon information and belief, except for paragraph 1 hereof, which is alleged upon knowledge, as follows:

      1. Plaintiff has been the owner of shares of the common stock of AXA Financial, Inc. ("AXA" or the "Company") since prior to the transaction herein complained of and continuously to date.

      2. AXA is a corporation duly organized and existing under the laws of the State of Delaware. The Company is one of the world's leading financial services companies that owns such brands as The Equitable Life Assurance Society, AXA Advisors, Equitable Distributors, Alliance Capital Management and Sanford C. Bernstein. AXA also owns a majority stake in Donaldson Lufkin & Jenrette Corporation ("DLJ"). AXA maintains its principal offices at 1290 Avenue of the Americas, New York, New York.

      3. Defendant AXA Group owns or controls approximately 60% of the outstanding common stock of the Company.
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      4. Defendant Claude Bebear is a director of AXA and former Chief Executive
Officer of AXA Group.

      5. Defendant John S. Chalsty is a Director of the Company and Chairman of DLJ.

      6. Defendant Francoise Colloc'h is a Director of the Company and an Officer or Director of various AXA Group subsidiaries.

      7. Defendant Henri De Castries is Chairman of the Company and an Officer or Director of various AXA Group subsidiaries.

      8. Defendant Claus-Michael Dill is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      9. Defendant Jean-Rene Fourtou is a Director of the Company and an Officer or Director of various AXA Group subsidiaries.

      10. Defendant Anthony J. Hamilton is a Director of the Company an Officer or Director of various AXA Group subsidiaries.


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      11. Defendant Michael Hegarty is a Director of the Company an Officer or
Director of various AXA Group subsidiaries.

      12. Defendant W. Edwin Jarmain is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      13. Defendant Edward D. Miller is a director of the Company an Officer or Director of various AXA Group subsidiaries.

      14. Defendant Didier Pineau-Valencienne is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      15. Defendant George J. Sella is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      16. Defendant Peter J. Tobin is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      17. Defendant Dave H. Williams is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      18. Defendant Joseph L. Dionne is a Director of the Company an Officer or director of various AXA Group subsidiaries.

      19. Defendant Donald J. Greene is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      20. Defendant John T. Hartley is a Director of the Company an Officer or Director of various AXA Group subsidiaries.

      21. Defendant John H.F. Haskell is a Director of the Company an Officer or Director of various AXA Group subsidiaries.


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      22. Defendant Nina Henderson is a Director of the Company an Officer or
Director of various AXA Group subsidiaries.

      23. The individual defendants and AXA Group, as majority shareholder, owe the public shareholders of AXA the highest duties of good faith, fair dealing, due care, loyalty, and full and candid disclosure.

                            CLASS ACTION ALLEGATIONS

      24. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all security holders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

      25. This action is properly maintainable as a class action.

      26. The class is so numerous that joinder of all members is impracticable. There are approximately 432,033,619 shares of AXA common stock outstanding, of which approximately 40% are owned by thousands of holders other than defendant AXA Group, its subsidiaries and/or directors and of fleets of the Company.


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      27. There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following: (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the class; (b) whether defendants are pursuing a scheme and course of business designed to eliminate the public securities holders of AXA in violation of the laws of the State of Delaware in order to enrich AXA Group at the expense and to the detriment of the plaintiff and the other public stockholders who are members of the class; (c) whether the said proposed acquisition, hereinafter described, constitutes a breach of the duty of fair dealing with respect to the plaintiff and the other members of the class; and
(d) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

      28. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other numbers of the class. Accordingly, plaintiff will fairly and adequately represent the class.

      29. Defendants have acted in a manner which affects plaintiff and all members of the class alike, thereby making


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appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

      30. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

                            SUBSTANTIVE ALLEGATIONS

      31. On August 30, 2000, AXA announced that it had received a proposal from AXA Group for the acquisition by AXA Group of all of the shares of common stock of the Company not held by defendant AXA Group and its affiliates for $53.50 per share in cash.

      32. The price of $53.50 per share to be paid to the class members is unfair and inadequate consideration because, among other thing: (a) the intrinsic value of the stock of AXA is materially in excess of $53.50 per share, giving due consideration to the prospects for growth and profitability of AXA in light of its business, earnings and earnings power, present and future; (b) the $53.50 per share offers an inadequate premium to market to the public stockholders of AXA; and (c) the


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$53.50 per share price is not the result of arm's length negotiations but was fixed arbitrarily by AXA Group to "cap" the market price of AXA stock, as part of a plan for AXA Group to obtain complete ownership of AXA assets and business at the lowest possible price.

      33. The proposal will, for inadequate consideration, deny plaintiff and the other members of the class their right to share proportionately in the future success of AXA and its valuable assets, while permitting AXA Group to reap significant benefits from the transaction.

      34. By reason of the foregoing acts, practices and course of conduct, AXA Group, with the acquiescence of the individual defendants, has breached and will breach its duty as controlling stockholder of AXA by engaging in improper overreaching in attempting to carry out the proposed transaction.

      35. Plaintiff and the class will suffer irreparable damage unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.

      36. Plaintiff and the other members of the class have no adequate remedy at law.

      WHEREFORE, plaintiff demands judgment against the defendants jointly and severally, as follows:


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            (1)   declaring this action to be a class action and certifying
                  plaintiff as class representative;

            (2) enjoining, preliminarily and permanently, AXA Group's Offer for acquisition of the AXA stock owned by plaintiff and the other members of the class;

            (3) to the extent, if any, that the transaction or transactions complained of are consummated prior to the entry of this Court's final judgment, rescinding such transaction or transactions, or granting, inter alia, rescissory damages in the Class;

            (4) directing that defendants pay to plaintiff and the other members of the class all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

            (5) awarding the plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and


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                  expenses of plaintiff's attorneys and experts, and

            (6) granting plaintiff and the other members of the class such other and further relief as may be just and proper.

                                           ROSENTHAL, MONHAIT, GROSS
                                              & GODDESS, P.A.


                                           By: /s/
                                               -----------------------
                                           P.O. Box 1070
                                           919 North Market Street
                                           Suite 1401
                                           Mellon Bank Center
                                           Wilmington, Delaware 19019
                                           (302) 656-4433

                                           Attorneys for Plaintiff

OF COUNSEL:

BERNSTEIN LIEBHARD & LIFSHITZ, LLP
10 East 40th Street
New York, NY 10016
(212) 779-1414


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